                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                            (Amendment No. ______)*


                              Balance Bar Company
                              -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   057623100
                                   ---------
                                 (CUSIP Number)

                               December 31, 1998
                               -----------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------
  CUSIP NO.  057623100                    13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

      James A. Wolfe

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     5
     NUMBER OF            281,598

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6
                          573,802
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7
    REPORTING             281,598

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8
                          573,802
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      855,400 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)                                                [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11    (See response to Item 4)

      7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions):
12

      IN
------------------------------------------------------------------------------

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-----------------------
  CUSIP NO.  057623100                    13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

      Marcia H. Wolfe

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6
                          573,802
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8
                          573,802
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      573,802 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)                                                [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11    (See response to Item 4)

      5.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions):
12

      IN
------------------------------------------------------------------------------

Item 1.

      (a)  Name of Issuer
              Balance Bar Company

      (b)  Address of Issuer's Principle Executive Offices
              1015 Mark Avenue
              Carpinteria, California  93013

Item 2.

      (a)  Name of Person Filing
              James A. Wolfe
              Marcia H. Wolfe

      (b) Address of Principle Business Office or, in none, Residence James A. Wolfe
              1015 Mark Avenue
              Carpinteria, California  93013

              Marcia H. Wolfe
              965 Las Palmas Drive
              Santa Barbara, CA  93110

      (c)  Citizenship
              James A. Wolfe  U.S.A.
              Marcia H. Wolfe  U.S.A.

      (d)  Title of Class of Securities
              Common Stock

      (e)  CUSIP Number
              057623100

Item 3.  If this statement is filed pursuant to (S)(S)240.13d-1(b) or
(S)(S)240.13d-2(b) or (c), check whether the person filing is a:

      Not applicable

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [ ]  An investment adviser in accordance with
               (S)240.13d-1(b)(1)(ii)(E);

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F);

     (g)  [ ]  A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

       James A. Wolfe

       (a)  Amount beneficially owned:  855,400.

       (b)  Percent of class: 7.4%.

       (c)  Number of shares as to which the person has:

            (i)    Sole power to vote or to direct the vote:  281,598.*

            (ii)   Shared power to vote or to direct the vote:  573,802.

            (iii)  Sole power to dispose or to direct the disposition of:
                   281,598.*

            (iv)   Shared power to dispose or to direct the disposition of:
                   573,802.

       Marcia H. Wolfe

            (a)  Amount beneficially owned:  573,802.

            (b)  Percent of class: 5.1%.

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote:  -0-.

                 (ii)  Shared power to vote or to direct the vote:  573,802.

                 (iii) Sole power to dispose or to direct the disposition
                       of: -0-.

                 (iv) Shared power to dispose or to direct the disposition
                      of:  573,802.

       * Mr. Wolfe holds 281,598 stock options to acquire common stock that are exercisable within 60 days of December 31, 1998.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1)

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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Item 6.  Ownership of More than five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            January 22, 1999
                                            ----------------
                                            Date

                                            /s/  James A. Wolfe
                                            -------------------
                                            Signature

                                            /s/  Marcia H. Wolfe
                                            --------------------
                                            Signature

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                                                                       Exhibit A
                                                                       ---------

                             JOINT FILING AGREEMENT
                             ----------------------

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or she knows or has reason to believe that such information is not accurate.



Dated:  January 22, 1999                        /s/  James A. Wolfe
                                                -------------------


                                                /s/  Marcia H. Wolfe
                                                --------------------